EXHIBIT 99.1

Robert Ingram Appointed to BioCryst's Board of Directors

RESEARCH TRIANGLE PARK, N.C., Aug. 6, 2015 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc., (NASDAQ:BCRX) today announced that Robert A. Ingram was elected to the Company's Board of Directors.

"The Board of Directors and Leadership Team of BioCryst are very pleased to have Bob Ingram join the Company's Board," said George B. Abercrombie, Chairman of the Board of BioCryst. "Bob brings a wealth of pharmaceutical leadership, and public company board experience to the BioCryst Board. We look forward to his insights and contributions as we work with the BioCryst team to build the leading oral drug rare disease company."

Bob Ingram joined Hatteras Venture Partners as a General Partner in January 2007. He began his career in the pharmaceutical industry as a professional sales representative and rose through a series of roles with increasing responsibility to ultimately become CEO and Chairman of GlaxoWellcome. He co-led the merger and integration that formed GlaxoSmithKline (GSK) and served as Vice Chairman Pharmaceuticals of GSK until January 1, 2010.

Bob serves as Lead Director of Valeant Pharmaceuticals International and Cree, Inc., and is Chairman of Viamet. He is also a member of the Board of Directors of Regeneron Pharmaceuticals, Inc. Bob graduated from Eastern Illinois University with a B.S. degree in Business Administration.

In addition to his professional responsibilities, Bob formed and chaired the CEO Roundtable on Cancer at the request of former President George H.W. Bush, and he is a member of numerous other civic and professional organizations. In January 2004, Bob was awarded the Martin Luther King, Jr. Legacy Award for International Service. On July 27, 2006, he was appointed by President George W. Bush to the National Institutes of Health, National Cancer Advisory Board.

Bob is a member of the boards for the James B. Hunt Jr. Institute for Educational Leadership and Policy, H. Lee Moffitt Cancer Center, CEO Roundtable on Cancer, Research Triangle Institute and Chairman, GlaxoSmithKline Foundation. He serves as Chairman of the Research Triangle Foundation of North Carolina and is on the Advisory Board, Leonard D. Schaeffer Center for Health Policy & Economics, University of Southern California.

"Over the last few years, the Leadership Team and Board has made significant progress toward building BioCryst to be the rare disease, oral drug company, based on its successful structure based drug design platform," said Robert A. Ingram. "I look forward to working with the BioCryst organization and Board of Directors to advance the company toward further success in drug development and commercialization for the benefit of patients."

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in rare diseases.  BioCryst's ongoing development programs include oral plasma kallikrein inhibitors for hereditary angioedema, BCX4161, BCX7353 and other second generation compounds, and BCX4430, a broad spectrum viral RNA polymerase inhibitor. For more information, please visit the Company's website at www.BioCryst.com.

This press release contains forward-looking statements, including statements regarding future results and achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Please refer to the documents BioCryst files periodically with the SEC and located at http://investor.shareholder.com/biocryst/sec.cfm.

BCRXW

CONTACT: Robert Bennett,
         BioCryst Pharmaceuticals,
         +1-919-859-7910
         (investors & media)